AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 2015.

REGISTRATION NO. 333-______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NovaCopper Inc.
(Exact name of registrant as specified in its charter)

British Columbia	98-1006991
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

Suite 1950, 777 Dunsmuir Street
Vancouver, British Columbia
Canada V7Y 1K4
(604) 638-8088
(Address of Principal Executive Offices)

NovaCopper Inc. Equity Incentive Plan
NovaCopper Inc. 2012 Restricted Share Unit Plan
NovaCopper Inc. 2012 Non-Employee Directors Deferred Unit Plan
(Full titles of the plans)

DL Services, Inc.
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
(Name and address of agent for service)

(206) 903-8800
(Telephone number, including area code, of agent for service)

With a copy to
Kimberley R. Anderson
Dorsey & Whitney LLP
701 Fifth Avenue, Suite 6100
Seattle, WA 98104
(206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value(3)	638,041	$0.37(4)	$236,075.17	$23.78
Common shares, no par value(5)	5,191,292	$0.39(6)	$2,024,603.88	$203.88
Common shares, no par value(7)	3,093,124	$0.39(6)	$1,206,318.36	$121.48
Common shares, no par value(8)	1,427,757	$0.39(6)	$556,825.23	$56.08
Total	10,350,214		$4,023,822.64	$405.22

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the plans. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and 457(c).

(3)	Represents common shares, without par value, issuable pursuant to outstanding options under the NovaCopper Inc. Equity Incentive Plan.

(4)
The proposed maximum aggregate offering price is based upon the exercise prices for outstanding options (C$0.50) under the NovaCopper Inc. Equity Incentive Plan converted into U.S. dollars using an exchange rate of C$1.00 = US$0.7489, the Bank of Canada daily noon exchange rate on November 16, 2015.

(5)	Represents common shares, without par value, issuable pursuant to options to be issued under the NovaCopper Inc. Equity Incentive Plan.

(6)
The proposed maximum aggregate offering price is based upon the average of the high and low prices of the common shares reported on the NYSE MKT on November 16, 2015 for common shares reserved for future option issuances under the NovaCopper Inc. Equity Incentive Plan, for common shares reserved for issuance under the NovaCopper Inc. 2012 Restricted Share Unit Plan and for common shares reserved for issuance under the NovaCopper Inc. 2012 Non-Employee Directors Deferred Unit Plan.

(7)	Represents common shares, without par value, issuable under RSUs granted pursuant to the NovaCopper Inc. 2012 Restricted Share Unit Plan.

(8)	Represents common shares, without par value, issuable under DSUs granted pursuant to the NovaCopper Inc. 2012 Non-Employee Directors Deferred Unit Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 registers the offer and sale of common shares of NovaCopper Inc. (the “Registrant”) pursuant to the exercise of awards granted under the NovaCopper Inc. Equity Incentive Plan, the redemption of share units issued under the NovaCopper Inc. 2012 Restricted Share Unit Plan and the redemption of deferred share units issued under the NovaCopper Inc. 2012 Non-Employee Directors Deferred Share Unit Plan.

PART II.     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                  Incorporation of Documents by Reference.

The following documents filed by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014, as filed on February 6, 2015;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)
The description of the Registrant’s common shares contained in the Registrant’s amended registration statement on Form 40-F, as filed under the Exchange Act on March 1, 2012, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Securities and Exchange Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Item 4.                  Description of Securities.

Not Applicable.

Item 5.                  Interests of Named Experts and Counsel.

None.

Item 6.                  Indemnification of Directors and Officers.

Business Corporations Act

The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

•
indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

•
after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party,” in relation to a company, means an individual who:

•	is or was a director or officer of the company;

•	is or was a director or officer of another corporation

• at a time when the corporation is or was an affiliate of the company, or
• at the request of the company; or

•	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

•
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

•
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director or former director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable. Pursuant to the Registrant’s articles, each director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Registrant may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director or officer of the Registrant to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.

The Registrant maintains directors’ and officers’ liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual aggregate policy limit of $40 million, subject to a corporate deductible of $250,000 per loss for all claims. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.             Exemption from Registration Claimed.

Not Applicable.

Item 8.             Exhibits.

Exhibit Number	Exhibit
4.1	Certificate of Incorporation, effective April 27, 2011 (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form 40-F, as filed on March 1, 2012 (File No. 001-35447))
4.2
Articles of NovaCopper Inc., effective April 27, 2011, as altered March 20, 2012 (incorporated by reference to Exhibit 99.3 to Amendment No. 1 to the Registration Statement on Form 40-F, as filed on April 19, 2012 (File No. 001-35447))

5.1	Opinion and Consent of Blake, Cassels & Graydon LLP
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney (included on the signature page of this registration statement)
99.1	NovaCopper Inc. Equity Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement for its 2015 Annual Meeting of Shareholders filed on March 27, 2015)
99.2
NovaCopper Inc. 2012 Restricted Share Unit Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement for its 2013 Annual Meeting of Shareholders filed on April 9, 2013)

99.3
NovaCopper Inc. 2012 Non-Employee Directors Deferred Share Unit Plan (incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement for its 2013 Annual Meeting of Shareholders filed on April 9, 2013)

Item 9.             Undertakings.

A.	The undersigned Registrant hereby undertakes:

	(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 20th day of November, 2015.

NOVACOPPER INC.

By:	/s/ Elaine Sanders
Name:	Elaine Sanders
Title:	Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rick Van Nieuwenhuyse and Elaine Sanders, or either of them as the undersigned’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rick Van Nieuwenhuyse	President, Chief Executive Officer and	November 20, 2015
Rick Van Nieuwenhuyse	Director (Principal Executive Officer)

/s/ Elaine Sanders	Chief Financial Officer (Principal Financial	November 20, 2015
Elaine Sanders	Officer and Principal Accounting Officer)

/s/ Gerald J. McConnell	Chairman of the Board	November 20, 2015
Gerald J. McConnell

/s/ William Hayden	Director	November 20, 2015
William Hayden

/s/ Gregory A. Lang	Director	November 20, 2015
Gregory A. Lang

/s/ Igor Levental	Director	November 20, 2015
Igor Levental

/s/ Kalidas Madhavpeddi	Director and Authorized Representative	November 20, 2015
Kalidas Madhavpeddi

Director
Tony S. Giardini

/s/ Janice Stairs	Director	November 20, 2015
Janice Stairs

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of NovaCopper Inc. in the United States, on this 20th day of November, 2015.

By:	/s/ Kalidas Madhavpeddi
Name: Kalidas Madhavpeddi
Title: Director

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Certificate of Incorporation, effective April 27, 2011 (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form 40-F, as filed on March 1, 2012 (File No. 001-35447))
4.2
Articles of NovaCopper Inc., effective April 27, 2011, as altered March 20, 2012 (incorporated by reference to Exhibit 99.3 to Amendment No. 1 to the Registration Statement on Form 40-F, as filed on April 19, 2012 (File No. 001-35447))

5.1	Opinion and Consent of Blake, Cassels & Graydon LLP
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney (included on the signature page of this registration statement)
99.1	NovaCopper Inc. Equity Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement for its 2015 Annual Meeting of Shareholders filed on March 27, 2015)
99.2
NovaCopper Inc. 2012 Restricted Share Unit Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement for its 2013 Annual Meeting of Shareholders filed on April 9, 2013)

99.3
NovaCopper Inc. 2012 Non-Employee Directors Deferred Share Unit Plan (incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement for its 2013 Annual Meeting of Shareholders filed on April 9, 2013)